Exhibit 99.1
RSC Reports 3Q08 Results, Reaffirms FY08 Earnings Outlook, Boosts Cash Flow Outlook
Third Quarter 2008:
•	Rental revenues up 1.7%; same store rental revenues up 1.8%

•	Diluted EPS of $0.41

•	Adjusted EBITDA $206 million or 44.1% of total revenues

•	Free cash flow $94 million, up 62%
Full year 2008:
•	Earnings outlook reaffirmed

•	Free cash flow forecast increased to $190 — $210 million

•	Priority remains on rental rates, high utilization, profit margins and cash flow
SCOTTSDALE, Ariz., October 28, 2008 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced third quarter 2008 rental revenues of $419 million, up 1.7% from $412 million in last year’s third quarter and representing 90% of total revenues. Total revenues were $467 million, up 1.1% over the comparable year-ago period.
Same store rental revenue growth was 1.8% and the company’s industrial revenue growth continued to outpace that achieved in construction markets. Rental rates were essentially flat on a sequential basis from the second quarter and down 1.0% on a year-over-year basis. Improved yield on pickup and delivery charges, combined with fuel surcharges implemented early in the third quarter, added $6 million to ancillary revenues. While changes in ancillary revenues have many of the same characteristics as a rate increase, they are not included in the determination of rental rates.
Utilization of fleet increased sequentially to 72.3% from 71.6% in the second quarter of 2008. Sales of used equipment were $29 million compared with $30 million in 2007, and net capital expenditures were $37 million, down 76% from $154 million a year ago. For the first nine months, net capital expenditures of $152 million were down 63% from $415 million in the same period of 2007.
Free cash flow was $94 million for the quarter compared to $58 million in the comparable prior-year period. On a year-to-date basis, free cash flow was $143 million compared with $81 million in the same period of 2007. Total debt was reduced by $67 million during the quarter, $107 million year-to-date, to $2,630 million.

Erik Olsson, President and Chief Executive Officer, stated: “While fleet on rent grew during the quarter, we chose to substantially reduce capex to support rate stability and maintain high utilization. In line with this strategy, we delivered an impressive free cash flow for the quarter. Our priorities and business model remain the same in all marketplace conditions: sustain rental rates, keep utilization high, maintain high profit margins and deliver strong cash flows.”
Third quarter operating income was $110 million, or 23.6% of total revenues, compared with $136 million last year or 29.5% of total revenues in the prior year period. In order to drive efficiencies and improve returns from its rental fleet, the company consolidated or closed 19 stores in the third quarter. Profit contribution from slightly higher equipment rental and ancillary revenues and productivity gains were more than offset by items such as lower rental rates, increased depreciation on a larger fleet, rising fuel costs, higher public company costs and costs related to the store closure and opening activities. Adjusted EBITDA was $206 million in the third quarter compared to $225 million in the prior year, and adjusted EBITDA margin was 44.1% compared to 48.8% in the same quarter of 2007.
Mr. Olsson added: “In tough market conditions, our employees remained disciplined and delivered strong results against tough comparisons. I am particularly proud that we excelled in virtually every measure critical to our customers: 97% on-time delivery of equipment, 98% current on manufacturers’ suggested preventative maintenance and customer net promoter scores above 60%. Finally, our utilization of fleet was over 72% and, as expected, strengthened as the quarter progressed.”
Industrial revenues surpassed 35% of rental revenues again in the third quarter as a result of the company’s sustained efforts to grow the company’s business in non-construction markets such as petrochemical, mining, food processing and entertainment. Such efforts have included the hiring of industrial sales people, expansion of the company’s product offering to meet the needs of industrial customers and the transfer of fleet from primarily construction to industrial locations. The company opened 14 new stores in the third quarter in locations where growth opportunities were apparent, with a strong bias toward industrial locations. Management believes that it is the leading equipment rental company serving non-construction / industrial customers in North America. Industrial markets provide a less cyclical rental base than construction markets, as the equipment is used mainly for maintenance and repair programs.
Interest expense was $48 million, a decrease of $10 million from the comparable period last year, primarily reflecting reduced debt levels and lower interest rates. Income tax expense was 31% of pre-tax income in the third quarter of 2008 compared with 39% in the same period of 2007, reflecting lower Canadian and state tax rates and their application to the company’s deferred tax liabilities. Net income was $42 million, or $0.41 per diluted share. In the 2007 third quarter, net income was $48 million or $0.45 per diluted share.
Return on operating capital employed for the last twelve months ended third quarter 2008 was 20%, significantly exceeding the company’s weighted average cost of capital.

Outlook for 2008: reaffirming previous earnings outlook and raising cash flow expectations
The company is reaffirming full-year earnings projections offered in July, with minor modification of the revenue range. The company will continue to prioritize rate stability over volume, resulting in slightly lower rental revenues than otherwise achievable. By lowering capital expenditures, the company is realizing free cash flows at greater levels than previously forecasted. Accordingly, management has increased its full year 2008 free cash flow outlook. The current outlook is summarized as follows:

	Current Outlook	Previous Outlook

Rental revenue growth	~ 4%	3 - 5%
Total revenues	~ $1.8 billion	$1.78 - $1.81 billion
Diluted earnings per share	$1.27 - $1.39	$1.27 - $1.39
Adjusted EBITDA	$790 - $810 million	$790 - $810 million

Net capital expenditures	$140 - $160 million	$170 - $200 million
Free cash flow	$190 - $210 million	$150 - $200 million
“We are clearly in the midst of a downturn in our non-residential construction market and we have been positioning our company to face it with the strongest possible team and the strongest array of locations serving a balance of diverse end markets,” said Mr. Olsson. “We have closed non-performing locations, filled key positions on our management team with seasoned professionals, opened new locations, completed a strategic acquisition and continued to fund growth in the key industrial markets. We believe the aggressive steps we have taken, together with the disciplines of our proactive and highly flexible RSC business model and best-in-class levels of customer service, will enable us to continue to gain market share and outperform the competition in these tough and uncertain market conditions,” Mr. Olsson added.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor.
To listen to the live conference call:
U.S. and Canada dial (866) 393-7634; International dial (706) 679-0678
A replay of the conference call will be available through November 7, 2008.
To access the replay dial: U. S. and Canada: (800) 642-1687; international (706) 645-9291
Passcode: 68995700
A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.8 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 470 rental locations across 40 states in the United States and in three Canadian provinces as of September 30, 2008. With over 5,300 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income, adjusted net income per common share, adjusted EBITDA and free cash flow. None of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted Operating Income, Net Income and Net Income per Common Share”, “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2008	2007	%	2008	2007	%
Revenues:
Equipment rental revenue	$418,604	$411,585	1.7%	$1,195,782	$1,144,206	4.5%
Sale of merchandise	18,906	19,909	(5.0)	56,152	60,896	(7.8)
Sale of used rental equipment	29,357	30,460	(3.6)	86,043	106,027	(18.8)

Total revenues	466,867	461,954	1.1	1,337,977	1,311,129	2.0

Cost of revenues:
Cost of equipment rentals, excluding depreciation	182,873	163,693	11.7	522,684	479,676	9.0
Depreciation — rental equipment	81,869	76,485	7.0	239,331	216,553	10.5
Cost of merchandise sales	12,514	12,080	3.6	34,910	36,880	(5.3)
Cost of used rental equipment sales	20,479	21,288	(3.8)	60,153	75,180	(20.0)

Total cost of revenues	297,735	273,546	8.8	857,078	808,289	6.0

Gross profit	169,132	188,408	(10.2)	480,899	502,840	(4.4)

Operating expenses:
Selling, general, and administrative	46,232	40,431	14.3	127,596	111,120	14.8
Management fees	—	—		—	23,000 (a)	(100.0)
Depreciation and amortization — nonrental equipment and intangibles	12,603	11,843	6.4	37,214	34,152	9.0

Total operating expenses	58,835	52,274	12.6	164,810	168,272	(2.1)

Operating income	110,297	136,134	(19.0)	316,089	334,568	(5.5)
Interest expense, net	48,296	58,204	(17.0)	152,399	195,093 (b)	(21.9)
Other expense (income), net	327	(22)	n/a	(316)	(224)	41.1

Income before provision for income taxes	61,674	77,952	(20.9)	164,006	139,699	17.4
Provision for income taxes	19,325	30,403	(36.4)	59,235	54,482	8.7

Net income	$42,349	$47,549	(10.9)	$104,771	$85,217	22.9

Weighted average shares outstanding used in computing net income per common share:
Basic	103,303	103,148		103,229	96,600

Diluted	103,602	104,642		103,806	98,100

Net income per common share:
Basic	$0.41	$0.46		$1.01	$0.88

Diluted	$0.41	$0.45		$1.01	$0.87

Other operational data:
Utilization (c)	72.3%	74.6%		70.9%	73.0%
Average fleet age (months)	31	25		31	25
Same store rental revenue growth (c)	1.8%	10.2%		4.7%	11.9%
Employees (c)	5,329	5,434		5,329	5,434
Original equipment fleet cost (in millions) (c)	$2,771	$2,671		$2,771	$2,671

(a)
Management fees for the nine months ended September 30, 2007 includes the $20.0 million termination fee paid to the Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Interest expense for the nine months ended September 30, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(c)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$273	$10,039
Accounts receivable, net	292,159	284,570
Inventory	22,279	21,563
Rental equipment, net	1,864,794	1,929,514
Property and equipment, net	181,615	191,901
Goodwill and other intangibles, net	938,864	925,621
Deferred financing costs	48,959	55,660
Other assets	33,711	41,469

Total assets	$3,382,654	$3,460,337

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$160,394	$264,384
Accrued expenses and other liabilities	182,815	179,876
Debt	2,629,526	2,736,225
Deferred income taxes	347,195	323,950

Total liabilities	3,319,930	3,504,435
Total stockholders’ equity (deficit )	62,724	(44,098)

Total liabilities and stockholders’ equity (deficit )	$3,382,654	$3,460,337

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$104,771	$85,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	276,545	250,705
Amortization of deferred financing costs	7,281	10,709
Share-based compensation expense	2,797	2,843
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(23,828)	(32,407)
Deferred income taxes	22,274	21,482
Excess tax benefits from share-based payment arrangements	(141)	—
Changes in operating assets and liabilities, net of acquisition	(94,334)	157,172

Net cash provided by operating activities	295,365	495,721

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(33,236)	—
Purchases of rental equipment	(230,464)	(516,105)
Purchases of property and equipment	(12,205)	(14,751)
Proceeds from sales of rental equipment	86,043	106,027
Proceeds from sales of property and equipment	4,350	9,803

Net cash used in investing activities	(185,512)	(415,026)

Cash flows from financing activities:
Cash consideration paid to Atlas	—	(17,995)
Net payments on debt	(124,593)	(350,910)
Proceeds from the issuance of common stock	1,339	255,064
Other	3,762	(10,711)

Net cash used in financing activities	(119,492)	(124,552)

Effect of foreign exchange rates on cash	(127)	(161)

Net decrease in cash and cash equivalents	(9,766)	(44,018)
Cash and cash equivalents at beginning of period	10,039	46,188

Cash and cash equivalents at end of period	$273	$2,170

Supplemental disclosure of cash flow information:
Cash paid for interest	$137,630	$148,339

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$18,153	$46,768

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Nine Months Ended
	September 30,	September 30,

2007	$411,585	$1,144,206

Changes:
Volume	1.7%	4.5%
Acquisition	1.0%	0.3%
Price	-1.0%	-0.7%
Currency	0.0%	0.4%

2008	$418,604	$1,195,782

Annex A
Adjusted operating income, adjusted net income and adjusted net income per common share. The non-GAAP financial information of adjusted operating income, adjusted net income, and adjusted net income per common share reflects the Company’s results excluding $20.0 million of fees related to the termination of the monitoring agreement, $4.6 million of prepayment penalty and $5.0 million of deferred financing costs associated with the debt that was repaid in connection with our initial public offering in May 2007. Adjusted net income and adjusted net income per common share reflect the off-setting tax benefit of $11.5 million.
Management believes that adjusting for these items provides useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with the current period or forecasting performance for future periods, primarily because management views the excluded items to be outside of RSC Holdings’ normal operating results. However, analysis of results and outlook on a non-GAAP basis should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted Operating Income, Net Income and Net Income per Common Share GAAP Reconciliation
(in thousands, except per share data)

	Nine Months Ended
	September 30,
	2008	2007

Operating income	$316,089	$334,568
Monitoring agreement termination fees (a)	—	20,000

Adjusted operating income	$316,089	$354,568

(adjusted operating income as a percentage of total revenues)	23.6%	27.0%

Net income	$104,771	$85,217
Monitoring agreement termination fees (a)	—	20,000
Debt repayment costs (b)	—	9,570
Tax impact of adjustments	—	(11,484)

Adjusted net income	$104,771	$103,303

Weighted average shares outstanding used in computing net income per common share:
Basic	103,229	96,600

Diluted	103,806	98,100

Adjusted net income per common share:
Basic	$1.01	$1.07

Diluted	$1.01	$1.05

(a)	Represents $20.0 million termination fee paid to Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Represents a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$42,349	$47,549	$104,771	$85,217
Depreciation of rental equipment and depreciation and amortization of non-rental equipment	94,472	88,328	276,545	250,705
Interest expense, net	48,296	58,204	152,399	195,093
Provision for income taxes	19,325	30,403	59,235	54,482

EBITDA	$204,442	$224,484	$592,950	$585,497

Adjustments:
Share-based compensation	957	971	2,797	2,843
Other (income) expense, net	327	(22)	(316)	(224)
Management fees	—	—	—	23,000

Adjusted EBITDA	$205,726	$225,433	$595,431	$611,116

(Adjusted EBITDA as a percentage of total revenues)	44.1%	48.8%	44.5%	46.6%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$131,260	$212,350	$295,365	$495,721

Purchase of replacement rental equipment (a)	(54,555)	(49,597)	(156,562)	(176,766)
Purchases of property and equipment	(2,182)	(1,055)	(12,205)	(14,751)
Proceeds from sales of rental equipment	29,357	30,460	86,043	106,027
Proceeds from sales of property and equipment	1,325	2,724	4,350	9,803

Net capital expenditures before purchase of growth rental equipment	(26,055)	(17,468)	(78,374)	(75,687)

Free cash flow before purchase of growth rental equipment	105,205	194,882	216,991	$420,034

(free cash flow before purchase of growth rental equipment, as a percentage of total revenues)	22.5%	42.2%	16.2%	32.0%

Purchase of growth rental equipment (b)	(10,951)	(136,534)	(73,902)	(339,339)

Net capital expenditures	(37,006)	(154,002)	(152,276)	(415,026)

Free cash flow	$94,254	$58,348	$143,089	$80,695

(a)	Rental capital expenditures required to replace the original equipment cost of rental assets that were sold during the period.

(b)	The portion of rental capital expenditures associated with the expansion of our rental fleet.

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs and management fees) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives, goodwill and intangibles, less all liabilities other than debt, hedging derivatives and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for stores that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Contact:
RSC Holdings Inc.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682